Exhibit 99.1

Contact:	Amedisys, Inc.
Director of Investor Relations
Kevin B. LeBlanc
225.292.2031
kleblanc@amedisys.com

AMEDISYS EXPERIENCES MINIMAL DISRUPTION

FROM HURRICANE GUSTAV

BATON ROUGE, Louisiana (September 2, 2008)—Amedisys, Inc. (Nasdaq: “AMED”, “Company”), one of America’s leading home health nursing companies, today announced that there has been very limited damage and disruptions to its field offices and network systems because of hurricane Gustav. While south Louisiana has experienced significant power outages and damages, the Amedisys corporate headquarters has experienced minimal disruption and all core corporate functions are operational. In addition, the Company’s information and computer network systems are fully operational and, other than in south Louisiana, there have been no disruptions affecting our caregivers in the field. Twelve Company locations along the Gulf Coast are currently either without power or experiencing network communication problems. The Company is working with local energy and telecom companies to address the issues at these locations. Amedisys did not have to activate its out of state disaster recovery backup site.

“Our Amedisys management and staff have displayed significant foresight and leadership in preparing for Gustav. I cannot thank them enough. While we continue to assess the full impact of hurricane Gustav, our corporate systems are operational and we continue to provide our traditional high quality patient care through our other 492 offices nationwide,” stated William F. Borne, Chief Executive Officer of Amedisys.

A local patient hotline has been established to provide patients with answers to their questions and where appropriate, referral services. In addition, Amedisys is working with local, state, and national authorities to ensure patient services are coordinated within the affected areas.

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and the other risks described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com